CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our reports dated February 4, 2005, with respect to the Core Bond Portfolio, Core Value Portfolio, Emerging Leaders Portfolio, Founders Discovery Portfolio, Founders Growth Portfolio, Founders International Equity Portfolio, MidCap Stock Portfolio, Small Cap Stock Index Portfolio and Technology Growth Portfolio, which are incorporated by reference, in this Registration Statement (Form N-1A Nos. 333-47011 and 811-08673) of Dreyfus Investment Portfolios.

ERNST & YOUNG LLP
New York, New York
April 25, 2005